Exhibit 10.4
Execution Copy
EXECUTIVE EMPLOYEE SALARY CONTINUATION AGREEMENT
FOR
TED T. AWERKAMP
(As Amended and Restated Effective January 1, 2009)
Mercantile Bank
Quincy, Illinois
     THIS AGREEMENT originally made effective as of the 8th day of December, 1994, between Mercantile Bank (formerly known as Mercantile Trust & Savings Bank), an Illinois corporation (the “Company”) and Ted T. Awerkamp (the “Participant”), and subsequently amended is hereby amended and restated in its entirety, effective January 1, 2009.
     WHEREAS, the Participant is an executive employee of the Company and as such has materially contributed to the Company’s position; and
     WHEREAS, the Company wishes to establish this Agreement for purposes of promoting in the Participant the strongest interest in the successful operation of the Company and increased efficiency in his work and to provide the Participant benefits upon retirement, death or other termination of employment, in consideration of services to be performed after the date of this Agreement but prior to his retirement.
     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
     1. Definitions.
          A. Administrative Committee — “Administrative Committee” shall mean the Retirement Committee appointed from time to time by the Board of Directors of the Company.
          B. Age — “Age” shall mean the age of the person as of his last birthday.

          C. Change in Control — “Change in Control” shall mean the first to occur of any of the following events: (a) any person or entity (other than Mercantile Bancorp, Inc.) becomes, subsequent to the date of this Agreement, the beneficial owner, directly or indirectly, of 51% or more of the then issued and outstanding voting stock of the Company (and, for the purposes hereof, a person will be considered to be a beneficial owner of such stock if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power, which includes the power to vote or to direct the voting of such stock, or investment power, which includes the power to dispose or to direct the disposition of such stock); (b) the Company merges or consolidates with or reorganizes with or into any other corporation or corporations other than its affiliates or engages in any other similar business combination or reorganization; or (c) the Company sells, assigns or transfers all or substantially all of its business and assets, in one or a series of related transactions, except any such sales to affiliates.
          D. Disability — “Disability” shall mean, if the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Employer’s employees.

          E. Discharge for Cause — “Discharge for Cause” shall mean the termination of the Participant’s employment with the Company because of (a) the Participant’s willful and continued failure to substantially perform his duties (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes he has not substantially performed his duties; (b) any willful act of misconduct by the Participant which is materially injurious to the Company, monetarily or otherwise; (c) a criminal conviction of the Participant for any act involving the business and affairs of the Company; (d) a criminal conviction of the Participant for commission of a felony; or (e) the removal of the Participant by a regulatory agency. For purposes of this definition, no act or failure to act on the Participant’s part will be considered “willful” unless done or omitted by him not in good faith and without reasonable belief that his act or omission was in the best interest of the Company.
          F. Early Retirement Date — “Early Retirement Date” shall mean the first day of the month following the month in which the Participant reaches Age 60 years.
          G. Good Reason — “Good Reason” shall mean any one or more of the following occurring without the Participant’s consent:
               (a) a reduction in Participant’s titles, duties or responsibilities,
               (b) a significant reduction in Participant’s salary,
               (c) a change in Participant’s situs of employment.
For purposes of the foregoing, the Participant’s base salary shall be deemed to be significantly reduced if any cutback is imposed except as part of an overall cutback applied proportionately to all of the Company’s management employees or if the Participant fails to receive periodic increases substantially proportionate to and coincident with the increases granted to management employees.
          H. Involuntary Termination — “Involuntary Termination” shall mean either: (i) the termination of the Participant’s employment by the Company other than a Discharge for Cause, or (ii) the voluntary termination of Participant’s employment for Good Reason.
          I. Normal Retirement Date — “Normal Retirement Date” shall mean the first day of the month following the month in which the Participant reaches Age 65 years.
          J. Specified Employee — “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.
          K. Termination of Employment — “Termination of Employment” means termination of the Participant’s employment with the Company for reasons other than death. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)
month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty-six (36) months).
          L. Vesting — For the purposes of this Agreement and the attached Salary Continuation Vesting Schedule, which is attached hereto and made a part hereof as Exhibit A, the Participant shall have zero vesting until he reaches Age 55 years at which time he shall become fully 100% vested.
     2. Eligibility.
          The Participant is eligible for the benefits provided herein in accordance with the terms of this Agreement upon the execution hereof.
          The Participant shall cease to be the Participant at Termination of Employment. However, the employment of the Participant shall not be deemed to be terminated by reason of an approved leave of absence granted in accordance with uniform rules applied in a non—discriminatory manner.
     3. Payment of Benefits.
          3.1. Normal Retirement Benefit.
          Upon the Participant’s Termination of Employment on or after the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, the sum of Sixty-Eight Thousand Nine Hundred Dollars ($68,900) per year, payable in monthly installments of Five Thousand Seven Hundred Forty-One Dollars and Sixty-Six Cents ($5,741.66) each, commencing on the first day of the month coincident with or next following the date of Termination of Employment and continuing on the first day of each month thereafter for the life of the Participant, but in any event until a minimum of one hundred eighty (180) payments have been made to the Participant or the Participant’s beneficiary per Section 3.6(b).
          3.2. Early Retirement Benefit.
          Upon the Participant’s Termination of Employment on or after the Early Retirement Date but prior to the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, monthly payments equal to one-twelfth (1/12th) the “Annual Benefit” for the Participant’s Age at the time of Termination of Employment as described in the attached Schedule A. Such payments shall commence on the first day of the month coincident with or next following the date of Termination of Employment, and shall continue on the first day of each month thereafter for a period of fifteen (15) years, but in any event until a minimum of one hundred eighty (180) payments have been made to the Participant or the Participant’s beneficiary per Section 3.6(b).
          3.3. Benefits Upon Disability.
          Upon the Participant’s Termination of Employment prior to the Normal Retirement Date due to Disability, the Company shall pay to the Participant, as compensation for services rendered prior to such date, monthly payments equal to one-twelfth (1/12th) the “Annual Benefit” (regardless of vesting) for the Participant’s Age at the time of such Disability termination (determined by the Company), as described in the attached Schedule A. Such payments shall commence on the first day of the month coincident with or next following the date of Termination of Employment, and shall continue on the first day of each month thereafter for a period of fifteen (15) years, but in any event until a minimum of one hundred eighty (180) payments have been made to the Participant or the Participant’s beneficiary per Section 3.6(b).
          3.4. Other Terminations of Employment.
               (a) Voluntary Termination of Employment Prior to the Early Retirement Date. Upon the Participant’s voluntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death or Disability, the Company shall pay the vested “Annual Benefit,” if any, for the Participant’s Age at the time of voluntary Termination of Employment as described in the attached Schedule A, and the Participant shall have no further right to receive any additional benefit hereunder. The Company shall pay the benefit to the Participant in one hundred eighty (180) equal monthly installments commencing on the first day of the month coincident with or next following the date of Termination of Employment.
               (b) Involuntary Termination of Employment Prior to the Early Retirement Date. Upon the Participant’s Involuntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death, Disability or Discharge for Cause, the Company shall pay shall pay to the Participant, as compensation for services rendered prior to such date, monthly payments equal to one-twelfth (1/12th) the “Annual Benefit” (regardless of vesting) for the Participant’s Age at the time of such Disability termination, as described in the attached Schedule A. Such payments shall commence on the first day of the month coincident with or next following the date of Termination of Employment, and shall continue on the first day of each month thereafter for a period of fifteen (15) years, but in any event until a minimum of one hundred eighty (180) payments have been made to the Participant or the Participant’s beneficiary per Section 3.6(b).
               (c) Involuntary Termination of Employment for Cause. Upon the Participant’s Discharge for Cause at any time, the Participant shall forfeit any and all rights, vested and unvested, that the Participant has in and to any benefits under this Agreement and the Company shall have no obligation to pay any benefit to the Participant under the terms of this Agreement.
          3.5. Change in Control Benefits.
     If there occurs a Change in Control while the Participant is in the service of the Company (where such Change in Control also qualifies as a “change in control event” permitted under Code Section 409A), but prior to reaching Normal Retirement Date, the Company shall pay to the Participant the Normal Retirement Benefit provided in Section 3.1 of this Agreement, with such payments commencing as of the first day of the month following the Normal Retirement Date
          3.6. Survivorship Benefits.
               (a) Prior to Commencement of Normal or Early Retirement Benefits. If the Participant dies while in the service of the Company (whether or not he is fully vested) or after a Termination of Employment where Participant was or became entitled to a benefit under this Agreement prior to or upon such termination, but prior to commencement of any benefit payments under this Agreement, the Company shall pay to the Participant’s beneficiary a survivor’s benefit of one hundred eighty (180) equal monthly installments of Five Thousand Seven Hundred Forty-one and 66/100 Dollars ($5,741.66) commencing on the first day of the month after the Participant’s death and continuing on the first day of each month thereafter until all such payments are completed. In the event a beneficiary dies before receiving all the survivor’s benefit payments, the remaining payments shall be paid to the legal representative of the beneficiary’s estate. Payment of the survivor’s benefit shall relieve the Company of the obligation to pay any other benefit which the Participant would have otherwise received, under the terms of this Agreement.
               (b) After Commencement of Benefits. If the Participant dies after any benefit payments have commenced, but prior to receiving all of the scheduled minimum number of monthly payments, the Company shall pay the remaining monthly payments to the Participant’s beneficiary. In the event a beneficiary dies before receiving all the remaining payments, the then-remaining payments shall be paid to the legal representative of the beneficiary’s estate.
          3.7. Recipients of Payments: Designation of Beneficiary.
          All payments to be made by the Company shall be made to the Participant, if living. In the event of the Participant’s death prior to the receipt of all benefit payments, all subsequent payments to be made under this Agreement shall be to the beneficiary or beneficiaries of the Participant. The Participant shall designate a beneficiary by filing a written notice of such designation with the Company in such form as the Company may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant’s spouse, in the event of dissolution of marriage. If no designation shall be in effect at the time any benefits payable under this Agreement shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the legal representative of the Participant’s estate.
          3.8. Restriction on Timing of Distributions.
          Notwithstanding any provision of this Agreement to the contrary, if the Participant is considered a Specified Employee, the provisions of this Section 3.8 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Participant due to a Termination of Employment are limited because the Participant is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh (7th) month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.
          3.9. Distributions Upon Income Inclusion Under Section 409A of the Code.
          If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Participant becomes subject to tax on the amounts deferred hereunder, then the Company may make a limited distribution to the Participant in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(vi), (vii) and (xi). Any such distribution will decrease the Participant’s benefit hereunder.

          3.10. Change in Form or Timing of Distributions.
          All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
               (a) may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;
               (b) must, for benefits distributable under Sections 3.1, 3.2, 3.4(a) and 3.4(b), delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
               (c) must take effect not less than twelve (12) months after the election is made.
               (d) Notwithstanding the foregoing, to the extent that any changes pursuant to the amendment and restatement of this Agreement which constitute a change in the form or timing of distributions under Code Section 409A, such changes shall be effective as of January 1, 2009, in accordance with the transition relief provided under IRS Notice 2007-86.
     4. Administration and Interpretation of this Agreement.
          The Administrative Committee shall administer and interpret this Agreement. Interpretation by the Administrative Committee shall be final and binding upon the Participant. The Administrative Committee may adopt rules and regulations relating to this Agreement as it may deem necessary or advisable for the administration thereof.
     5. Claims Procedure.
          If the Participant or the Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within sixty (60) days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the Administrative Committee’s decision shall be in writing, sent by mail to Claimant’s last known address, and, if a denial of the claim, must contain the following information:
               (a) the specific reasons for the denial;
               (b) specific reference to pertinent provisions of the Plan on which the denial is based; and
               (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.
     6. Review Procedure.
               (a) A Claimant is entitled to request a review of any denial of his or her claim by the Administrative Committee. The request for review must be submitted in writing within sixty (60) days of mailing of notice of the denial. Absent a request for review within the sixty (60) day period, the claim will be deemed to be conclusively denied. The Claimant or his or her representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.
               (b) If the request for review by a Claimant concerns the interpretation and application of the provisions of the Agreement and the Company’s obligations, then the review shall be conducted by a separate committee consisting of three (3) persons designated or appointed by the Administrative Committee. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the separate committee may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the separate committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Agreement.
     7. Life Insurance and Funding.
          The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company he shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.
          The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Company. Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.
          If this Agreement is funded through insurance on the life of the Participant, then in the event of the Participant’s death during the first two (2) years after the effective date of this Agreement, and if the Participant’s death was a result of suicide or if the Participant made any material misstatement or failed to make a material disclosure of information in any documentation which the Participant is requested to complete in connection with this Agreement, then no death benefits under the terms of this Agreement will be payable, unless and to the extent that the Board of Directors of Company, in their absolute discretion, may otherwise determine.
     8. Assignment of Benefits.
          Neither the Participant nor any other beneficiary under the Plan shall have any right to assign the right to receive any benefits hereunder, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.
     9. Employment Not Guaranteed by Agreement.
          Neither this Agreement nor any action taken hereunder shall be construed as giving the Participant the right to be retained as an employee of the Company for any period.
     10. Taxes.
          The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

     11. Amendments and Termination.
          11.1. Amendments.
          The Company may amend this Agreement unilaterally by written action.
          11.2. Plan Termination Generally.
          The Company may terminate this Agreement unilaterally by written action. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 11.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 3.
          11.3. Plan Terminations Under Section 409A.
          Notwithstanding anything to the contrary in Section 11.2, if this Agreement terminates in the following circumstances:
               (a) Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v)) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the such terminations;

               (b) Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Participant’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
               (c) Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Participant participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;
          The Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Participant in a lump sum subject to the above terms.
     12. Construction.
          This Agreement shall be construed according to the laws of the State of Illinois.

     13. Form of Communication.
          Any election, application, claim, notice or other communication required or permitted to be made by the Participant to the Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre—paid, and addressed to the Company’s office at 440 Maine Street, Quincy, IL 62301.
     14. Captions.
          The captions at the head of a section or a paragraph of this Agreement are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Agreement.
     15. Severability.
          The invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.
     16. Binding Effect.
          This Agreement shall be binding upon and shall inure to the benefit of the Company and the Participant, and each of their successors, heirs, personal representatives and permitted assigns. No sale of substantially all of the Company’s assets shall be made without the buyer expressly assuming the obligation of this Agreement. The Company further agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder are expressly assumed by the successor or successors.

     17. Compliance with Code Section 409A.
          This Agreement shall be interpreted and administered consistent with Code Section 409A.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.

Mercantile Bank Quincy, Illinois
By	/s/ J. Blaine Strock III
J. Blaine Strock III Its President & CEO

/s/ Ted T. Awerkamp
Ted T. Awerkamp

Schedule A
Hypothetical Termination Benefits Schedule

Ted Awerkamp
Date of Birth	8/24/1957
Plan Anniversary Date	1/1/2010
Normal Retirement	8/24/22, Age 65
Normal Retirement Payment	Monthly for 15 years

	(1)	(2)	(3)	(4)	(5)
		Normal
	Discount	Retirement	Account	Annual
Value as of:	Rate	Benefit	Value	Benefit[1]	Vesting
Dec 2008			222,654	22,434	0%
12/31/08 Rollover Accrual Balance

12/31/2009[2]	6.00%	68,900	245,123	24,698	0%
Dec 2010	6.00%	68,900	268,978	27,102	0%
Dec 2011	6.00%	68,900	294,305	29,654	0%
Dec 2012	6.00%	68,900	321,193	32,363	100%
Dec 2013	6.00%	68,900	349,740	35,239	100%
Dec 2014	6.00%	68,900	380,048	38,293	100%
Dec 2015	6.00%	68,900	412,225	41,535	100%
Dec 2016	6.00%	68,900	446,387	44,977	100%
Dec 2017	6.00%	68,900	482,655	48,632	100%
Dec 2018	6.00%	68,900	521,161	52,512	100%
Dec 2019	6.00%	68,900	562,041	56,631	100%
Dec 2020	6.00%	68,900	605,443	61,004	100%
Dec 2021	6.00%	68,900	651,522	65,647	100%
Aug 2022	6.00%	68,900	683,810	68,900	100%

[1]	The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

[2]	The first line reflects 12 months of data, January 2009 to December 2009.
The purpose of this hypothetical illustration is to show the participant’s annual benefit based on various termination assumptions. Actual benefits are based on the terms and provisions of the plan agreement. Consequently, actual benefits may differ from those shown on this Hypothetical Termination Benefits Schedule.